UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SatCon Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SATCON TECHNOLOGY CORPORATION
27 DRYDOCK AVENUE
BOSTON, MASSACHUSETTS 02210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of SATCON TECHNOLOGY CORPORATION (the “Corporation”), a Delaware corporation, will be held on October 19, 2007 at 10:00 a.m. at the offices of the Corporation, 27 Drydock Avenue, Boston, Massachusetts, 02210, to consider and act upon the following matters:

1.                To approve the issuance of additional shares of the Corporation’s common stock sufficient to allow for the full conversion of Corporation’s outstanding senior secured convertible notes, as well as the full payment of interest and principal on such notes, all in accordance with the terms of such notes; and

2.                To conduct such other business as may properly come before the special meeting and at any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on September 14, 2007 as the record date for the determination of stockholders entitled to receive notice of and vote at the Special Meeting and any adjournments or postponements thereof. The stock transfer books of the Corporation will remain open for the purchase and sale of the Corporation’s common stock.

We hope that all stockholders will be able to attend the Special Meeting in person. In order to ensure that a quorum is present at the Special Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Special Meeting. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Corporation’s transfer agent and registrar, has been enclosed for your convenience. If you attend the Special Meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

If you have any questions about the matters described in this Proxy Statement, or how to submit your proxy or if you need additional copies of the Proxy Statement or the enclosed proxy card or voting instructions, you should contact Georgeson, Inc., our proxy solicitor, at 1-888-605-8358.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,
Daniel E. Gladkowski
Secretary

Boston, Massachusetts
September 19, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

SATCON TECHNOLOGY CORPORATION
27 DRYDOCK AVENUE
BOSTON, MASSACHUSETTS 02210

PROXY STATEMENT

for the Special Meeting of Stockholders
to be held on October 19, 2007

The enclosed proxy is solicited by the Board of Directors (the “Board”) of SATCON TECHNOLOGY CORPORATION, a Delaware corporation (the “Corporation”), for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Friday, October 19, 2007 at 10:00 a.m. at the offices of the Corporation, 27 Drydock Avenue, Boston, Massachusetts, 02210, and at any adjournment or adjournments thereof.

All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of each matter set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Corporation.

The date this Proxy Statement is expected to be mailed to stockholders is on or about September 19, 2007.

Voting Securities and Vote Required

Stockholders of record at the close of business on September 14, 2007 are entitled to notice of and to vote at the Special Meeting and at any adjournment or adjournments thereof. On that date, 48,842,658 shares of our common stock were issued and outstanding.

Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Special Meeting. The Corporation has no other securities entitled to vote at the Special Meeting. The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business.

All matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and voting on such matters. Shares which abstain from voting as to a particular matter and shares held in “street name” by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting, but will not be considered as voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to any of the matters to be voted upon at the Special Meeting.

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. The shares represented by all properly executed proxies received in time for the Special Meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of all the matters set forth herein.

Revocability of Proxies

Any stockholder voting by proxy has the right to revoke it at any time before it is exercised by giving written notice to the Secretary of the Corporation prior to the Special Meeting, or by giving to the

Secretary of the Corporation a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the Special Meeting and voting in person. All proxies received by the Corporation will be effective, notwithstanding any transfer of the shares to which such proxies relate, unless at or prior to the Special Meeting the Corporation receives a written notice of revocation signed by the person who, as of the record date, was the registered holder of such shares. The notice of revocation must indicate the certificate number and numbers of shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. In addition to the solicitation of proxies by mail, officers and employees of the Corporation may solicit proxies in person or by telephone. The Corporation may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners. The Corporation has also engaged Georgeson, Inc. to assist the Corporation with the solicitation of proxies, and the Corporation expects to pay Georgeson approximately $20,000 for its services plus out-of-pocket expenses incurred during the course of its work.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Corporation’s Proxy Statement may have been sent to multiple stockholders in each household. The Corporation will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Investor Relations Department of the Corporation, SatCon Technology Corporation, 27 Drydock Avenue, Boston, Massachusetts 02210, telephone: (617) 897-2400. Any stockholder who wants to receive separate copies of a Proxy Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the Corporation at the above address and phone number.

Directions to SatCon Technology Corporation

27 Drydock Avenue
Boston, Massachusetts, 02210
Sixth floor

Parking is available in the parking garage, adjacent to The Boston Design Center and The Black Falcon Cruise Ship Terminal, which is located at the beginning of the Drydock building.

The Marine Industrial Park is a section of Boston’s Seaport District. Three main roads (Seaport Boulevard, Congress Street and Summer Street), running parallel to each other, traverse the Seaport District. Drydock Avenue may be reached using any one of these three main streets.

From the South

Proceed on North 93/Route 3 and take Exit 20-Logan Airport/South Boston. Take Detour-South Station via Frontage Road. Enter Tunnel—Bear right-Take 90 East/Logan Airport. Within the tunnel take South Boston exit. Exiting the tunnel, bear right at the lights onto D Street. Take a right at the next stoplight (at this intersection there is a new blue-glass building immediately in front of you at the corner of 610 Congress Street). This will take you in the direction of the new convention center (BCEC). At the second set of lights take a left onto Summer Street. Follow signs to Boston Design Center. At the next light, take a left into The Marine Industrial Park. 0.25 miles from the entrance is the parking garage. SatCon is located at the far end of the building at 27 Drydock Ave., 6th floor.

From the North-Route 93

Take 93 South into the tunnel. Take Purchase Street exit. When exiting the tunnel take an immediate left onto Seaport Boulevard. The Seaport Hotel will be on your right. Proceed thru rotary and enter Marine Industrial Park. Follow Northern Avenue a short distance and turn right onto Drydock Avenue. The parking garage will be on your right. Upon parking in the garage, SatCon’s facility is located at the opposite end of the Drydock building at 27 Drydock Ave., 6th floor.

From the North-Route 1

Take Route 1 South. Take Route 60 at Revere Circle off of Route 1. Follow Route 60 then take Route 1A and follow signs to Logan Airport & Ted Williams Tunnel. Once in the tunnel take Exit 25/South Boston. Proceed straight upon leaving the exit. Take a right onto Seaport Blvd. The Seaport Hotel will be on your right. Proceed through rotary and enter Marine Industrial Park. Follow Northern Avenue a short distance and turn right onto Drydock Avenue. The parking garage will be on your right. Upon parking in the garage, SatCon’s facility is located at the opposite end of the Drydock building at 27 Drydock Ave., 6th floor.

From the West

From the Massachusetts Turnpike, Route 90, take exit 25-South Station. Keep left at the fork in the ramp. Turn right onto Congress Street. Turn slight right onto D Street. Turn left onto Summer Street. Turn left onto Drydock Avenue in Marine Industrial Park. Upon parking in the garage, SatCon’s facility is located at the opposite end of the Drydock building at 27 Drydock Ave., 6th floor.

From the Airport

Upon exiting the Airport take the Boston/Ted Williams Tunnel exit. Once in the tunnel take Exit 25/South Boston. Proceed straight upon leaving the exit. Take a right onto Seaport Blvd. The Seaport Hotel will be on your right. Proceed through rotary and enter Marine Industrial Park. Follow Northern Avenue a short distance and turn right onto Drydock Avenue. The parking garage will be on your right. Upon parking in the garage, SatCon’s facility is located at the opposite end of the Drydock building at 27 Drydock Ave., 6th floor.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2007, certain information concerning the beneficial ownership of the Corporation’s common stock by (i) each person known by the Corporation to own beneficially five percent (5%) or more of the outstanding shares of the Corporation’s common stock; (ii) each of the Corporation’s executive officers and directors and (iii) all executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under rules of the United States Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days after August 31, 2007 through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(3)		Percentage of Common Stock Beneficially Owned(2)
Directors and Named Executive Officers
David B. Eisenhaure	3,342,254		6.9%
David E. O’Neil	158,326		*
Daniel E. Gladkowski	148,546		*
William J. O’Donnell	210,123		*
Clemens van Zeyl	50,000		*
Marshall J. Armstrong	154,000		*
John M. Carroll	162,000		*
Daniel R. Dwight	54,000		*
James L. Kirtley, Jr.	184,137		*
Joseph E. Levangie	82,000		*
Andrew R. Muir	311,941	(4)	*
All executive officers and directors as a group (eleven persons)	4,857,327		10.1%

*                    Less than 1%

(1)          The address for all executive officers and directors is c/o SatCon Technology Corporation, 27 Drydock Avenue, Boston, Massachusetts, 02210.

(2)          For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 48,782,286 shares of common stock outstanding as of August 31, 2007, plus the number of shares of common stock that such person or group has the right to acquire within 60 days after August 31, 2007.

(3)          Includes the following number of shares of common stock issuable upon the exercise of outstanding stock options which were exercisable within 60 days after August 31, 2007 as follows:

Directors and Named Officers	Vested Options
Mr. Eisenhaure:	405,000
Mr. O’Neil:	125,000
Dr. Gladkowski:	121,000
Mr. O’Donnell:	185,000
Mr. van Zeyl:	50,000
Mr. Armstrong:	154,000
Mr. Carroll:	162,000
Mr. Dwight:	54,000
Dr. Kirtley:	178,300
Mr. Levangie:	82,000
Dr. Muir:	81,000
All executive officers and directors as a group:	1,597,330

(4)          Includes 12,000 shares of common stock issuable upon the exercise of Series B warrants and 50,660 shares of common stock issuable upon the conversion of redeemable convertible Series B preferred stock.

PROPOSAL 1:

APPROVAL OF THE ISSUANCE OF ADDITIONAL SHARES OF THE CORPORATION’S
COMMON STOCK SUFFICIENT TO ALLOW FOR THE FULL CONVERSION OF THE
CORPORATION’S OUTSTANDING SENIOR SECURED CONVERTIBLE NOTES,
AS WELL AS THE FULL PAYMENT OF INTEREST AND PRINCIPAL ON SUCH
NOTES, ALL IN ACCORDANCE WITH THE TERMS OF SUCH NOTES

Background and Reasons for Stockholder Approval

On July 19, 2006, the Corporation sold the following securities in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”):

•       $12,000,000 aggregate principal amount of senior secured convertible notes (the “Notes”), convertible into shares of the Corporation’s common stock at a conversion price of $1.65 per share;

•       Warrant As to purchase up to an aggregate of 3,636,368 shares of the Corporation’s common stock at a price of $1.815 per share (these warrants are set to expire on July 19, 2013); and

•       Warrant Bs to purchase up to an aggregate of 3,636,368 shares of the Corporation’s common stock at a price of $1.68 per share (these warrants were set to expire on August 31, 2007, but, as described below, have since been exercised in full at $1.31 per share).

The Notes contain certain limitations on the Corporation’s ability to issue shares of common stock under the Notes, including that, absent stockholder approval, the Corporation may not issue shares of common stock under the Notes (and, as described below, the Warrant Bs) in excess of 19.99% of the Corporation’s outstanding shares on the closing date of the private placement (or 7,901,276 shares of common stock). This provision is meant to ensure compliance with Marketplace Rule 4350(i)(1)(D) (the “20% Rule”) of The Nasdaq Stock Market (“Nasdaq”). The 20% Rule requires a company whose securities are traded on Nasdaq to obtain stockholder approval for the issuance of securities other than in a public offering at a price less than the greater of the book or market value per share of stock, if the issuance amounts to 20% or more of the company’s common stock outstanding prior to the issuance.

The warrants issued in the private placement were originally structured such that the shares of common stock underlying such warrants did not count towards the 20% Rule. However, on July 17, 2007, to entice the holders of the Warrant Bs to exercise such warrants, the Corporation reduced the exercise price of the Warrant Bs from $1.68 to $1.31 per share. The Warrant Bs were then exercised in full and the Corporation received proceeds of approximately $4.8 million. However, as a result of the reduction of the Warrant Bs’ exercise price to $1.31 per share (which was below the market price of the Corporation’s common stock at the time of the original private placement), the shares underlying the Warrant Bs are now required to be counted towards the 20% Rule. Accordingly, under the terms of the Notes (as revised at the time of the exercise of the Warrant Bs), the Corporation may not issue shares of common stock in excess of 19.99% of the Corporation’s outstanding shares on the closing date of the private placement upon conversion of the Notes, as payment of principal or interest on the Notes, or as a result of the exercise of the Warrant Bs.

As of September 4, 2007, the Corporation had issued 7,852,052 shares of common stock in connection with the conversion of certain of the Notes, the payment of principal and interest on the Notes and the exercise of the Warrant Bs, representing in total approximately 19.87% of the Corporation’s outstanding common stock at the time of the private placement, leaving only 49,224 shares of common stock remaining for future issuance under the Notes. As of September 4, 2007, the outstanding principal balance of the Notes was $7,085,052 and they accrue interest at a rate per annum currently equal to 8.827%. As described below, the conversion price of the Notes of $1.65 was below the market price of the Corporation’s common stock at the time of the closing of the private placement ($1.68). In addition, the number of shares of common stock that the Corporation issues in connection with principal and interest payments varies with the price of the Corporation’s common stock. Based on the current price of the Corporation’s common stock, the Corporation expects to use up the remaining available shares as interest and principal payments during the fourth quarter of 2007, absent the stockholder approval the Corporation is seeking. This would mean that the Corporation could no longer honor conversion requests or continue to make principal and interest payments in shares of common stock without violating both the terms of the Notes and the 20% Rule.

Accordingly, the Corporation is seeking stockholder approval that will allow it to issue as many additional shares of common stock as may be required to allow for full conversion of the Notes and full payment of principal and interest on the Notes in accordance with the terms of the Notes. As a result of such approval, the Corporation would be able to issue shares of common stock under the Notes (taking into account shares previously issued under the Notes and the Warrant Bs) in excess of 19.99% of the Corporation’s outstanding shares on the closing date of the original private placement and at a per share price below the market price of the Corporation’s common stock at the time of the private placement.

At the time the Corporation amended the terms of the Warrant Bs to reduce the exercise price, the Company agreed to hold a special meeting of shareholders at the earliest practical date, but in no event later than December 31, 2007, for the purpose of obtaining stockholder approval to allow the Corporation to issue additional shares of common stock under the Notes. Accordingly, the Corporation is required to hold this Special Meeting before December 31, 2007. However, a default under the Notes may occur at any time prior to stockholder approval if, due to the conversion of any principal amount of any Notes, the Corporation would be required to issue shares in excess of the 20% Rule, or if the Corporation could no longer make payments of principal or interest (either in cash or shares). If the Corporation were to issue shares of common stock in violation of the 20% Rule, such a violation would likely result in the Corporation’s shares being delisted from Nasdaq and would also constitute a default under the Notes. Upon a default under the Notes, the Noteholders would have various rights and remedies, including the right to foreclose on the assets of the Corporation securing the Notes.

In addition, if the Corporation fails to obtain stockholder approval to allow it to issue additional shares of common stock under the Notes, the Corporation would be required to pay principal and interest installments under the Notes in cash, which would require it to dedicate a substantial portion of its cash flows from operations and other capital resources to these payments. The Company currently anticipates that its current cash is sufficient to fund operations and make payments under the Notes only through the end of the year.

Terms of the Private Placement of the Notes and Warrants

The following sections describe the material terms of the private placement of the Notes and warrants.

Securities Purchase Agreement

As noted above, the securities purchase agreement entered into in connection with the private placement provided for the issuance and sale to the investors of the Notes, the Warrant As and the Warrant Bs for an aggregate purchase price of $12,000,000. Other significant provisions of the securities purchase agreement include:

•       for so long as the Notes are outstanding, the obligation that the Corporation offer to the investors the opportunity to participate in subsequent securities offerings (up to 50% of such offerings), subject to certain exceptions, such as certain underwritten public offerings and strategic alliances; and

•       for so long as the Notes are outstanding, the obligation that the Corporation not incur any indebtedness that is senior to, or on parity with, the Notes in right of payment, subject to limited exceptions for purchase money indebtedness and capital lease obligations.

Under the securities purchase agreement, the Corporation was also obligated to (i) file a shelf registration statement covering the resale of the common stock underlying the securities issued in the private placement (the “Registration Statement”) with the SEC within 30 days following the closing of the private placement, which it has satisfied with respect to the Notes, Warrant As and Warrant Bs issued in the private placement, (ii) use its best efforts to cause the Registration Statement to be declared effective within 90 days following the closing of the private placement, which it has satisfied with respect to the Notes, Warrant As and Warrant Bs, as the Registration Statement was declared effective on September 27, 2006, and (iii) use its best efforts to keep the Registration Statement effective until the earlier of (x) the fifth anniversary of the effective date of the registration statement, (y) the date all of the securities covered by the Registration Statement have been publicly sold and (z) the date all of the securities covered by the Registration Statement may be sold without restriction under SEC Rule 144(k).

Additionally, with respect to the common stock underlying the Warrant Cs issued in July 2007 upon exercise of the Warrant Bs, the Corporation was also obligated to (i) file a registration statement covering the resale of the common stock underlying the Warrant Cs with the SEC within 30 days following the issuance of the Warrant Cs, which it has satisfied by filing the registration statement on August 10, 2007, (ii) use its best efforts to cause such registration statement to be declared effective within 60 days following the issuance of the Warrant Cs (or 90 days in the event of a review of such registration statement by the SEC) and (iii) use its best efforts to keep such registration statement effective until the earlier of (x) the fifth anniversary of the effective date of the registration statement, (y) the date all of the securities covered by the registration statement have been publicly sold and (z) the date all of the securities covered by the registration statement may be sold without restriction under SEC Rule 144(k).

If the Corporation fails to comply with these or certain other provisions, then the Corporation will be required to pay liquidated damages of 1% of the aggregate purchase price paid by the investors in the private placement for the initial occurrence of such failure and 1.5% of such amount for each subsequent 30 day period the failure continues. The total liquidated damages under this provision are capped at 24% of the aggregate purchase price paid by the investors in the private placement.

Senior Secured Convertible Notes

The Notes that are currently outstanding have an aggregate principal amount of approximately $7.1 million and are convertible into shares of the Corporation’s common stock at a conversion price of $1.65, subject to adjustment for stock splits, stock dividends, combinations, distributions of assets or evidence of indebtedness, mergers, consolidations, sales of all or substantially all assets, tender offers, exchange offers, reclassifications or compulsory share exchanges.

The Notes bear interest at the higher of (i) 7.0% per annum or (ii) the six-month LIBOR plus 3.5%. Interest is payable quarterly, beginning on October 31, 2006, and may be made in cash or, at the Corporation’s option if certain equity conditions (“Equity Conditions”) are satisfied, in shares of the Corporation’s common stock. If interest is paid in shares of common stock, the price per share will be at a 10% discount to the volume weighted average price for the 20 trading days preceding the payment date. The Equity Conditions include (1) the Corporation has sufficient authorized shares for a specific issuance of common stock, (2) such shares are registered for resale or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act, (3) the Corporation’s common stock is listed or quoted (and is not suspended from trading) on an eligible exchange and such shares are approved for listing upon issuance, (4) the issuance will not cause the holders of the Notes to exceed certain threshold ownership percentages or violate the rules and regulations of any trading market, (5) there has been no event of bankruptcy by the Corporation, (6) the Corporation is not in default with respect to any material obligation under any documents associated with issuance of the Notes and warrants, and (7) there has been no public announcement of a pending or proposed change of control that has not been consummated.

Seventy-five percent (75%) of the original principal amount of the Notes is to be repaid in 18 equal monthly installments (originally $500,000 per month) beginning on February 28, 2007. Such principal payments may be made in cash or, at the Corporation’s option if the Equity Conditions are satisfied, in shares of the Corporation’s common stock. If principal is paid in shares of common stock, the price per share will be the lesser of (i) the conversion price or (ii) a 10% discount to the volume weighted average price for the 20 trading days preceding the payment date. At any time following the 24-month anniversary of the issuance of the Notes, the holders may elect to require the Corporation to redeem for cash all or any portion of the outstanding principal on the Notes; provided, however, that on the 60 month anniversary of the issuance of the Notes, the Corporation will be required to redeem any remaining outstanding principal and unpaid interest. At any time following the one year anniversary of the effective date of the Registration Statement, the Corporation may, under certain circumstances, including satisfaction of the Equity Conditions with respect to the shares underlying the Notes, redeem the Notes for cash equal to 120% of the aggregate outstanding principal amount plus any accrued and unpaid interest. In order to exercise its right to redeem the Notes for cash, the Corporation must satisfy the Equity Conditions, which in turn requires that it obtain stockholder approval for the issuance of common stock upon conversion or payment of principal and interest of the Notes to satisfy the 20% Rule.

The Notes are convertible at the option of the holders into shares of the Corporation’s common stock at any time at the conversion price. If at any time following the one year anniversary of the effective date of the Registration Statement, the volume weighted average price per share of common stock for any 20 consecutive trading days exceeds 175% of the conversion price, then, if certain conditions are satisfied, including the Equity Conditions, the Corporation may require the holders of the Notes to convert all or any part of the outstanding principal into shares of common stock at the conversion price. The Notes contain certain limitations on optional and mandatory conversion, including that, absent stockholder approval of the transaction, the Corporation may not issue shares of common stock under the Notes or the Warrant Bs, in the aggregate, in excess of 19.99% of the Corporation’s outstanding shares on the closing date (or 7,901,276 shares of common stock).

The Notes contain certain covenants and restrictions, including, among others, the following (for so long as any Notes remain outstanding):

•       the Corporation must maintain aggregate cash and cash equivalents equal to the greater of (i) $1,000,000 or (ii) $3,000,000 minus 80% of eligible receivables (as defined in the Notes);

•       if a change of control of the Corporation occurs, as defined in the Notes, the holders may elect to require the Corporation to purchase the Notes for 115% of the outstanding principal amount plus any accrued and unpaid interest; and

•       the Corporation may not issue any common stock or common stock equivalents at a price per share less than the conversion price.

Events of default under the Notes include, among others, payment defaults, cross-defaults, breaches of any representation, warranty or covenant that is not cured within the proper time periods, failure to perform certain required activities in a timely manner, the Corporation’s common stock is no longer listed on an eligible market, the effectiveness of the Registration Statement lapses beyond a specified period and certain bankruptcy-type events involving the Corporation or any significant subsidiary. Upon an event of default, the holders may elect to require the Corporation to repurchase all or any portion of the outstanding principal amount of the Notes for a purchase price equal to the greater of (i) 115% of such outstanding principal amount, plus all accrued but unpaid interest or (ii) 115% of the then value of the underlying common stock.

In addition, to secure its obligations to the holders of the Notes, the Corporation has also entered into a Security Agreement, dated July 19, 2006, with the investors, pursuant to which the Corporation granted the investors a security interest in all of the Corporation’s personal property and other assets, including its ownership interest in the capital stock of its subsidiaries, as security for the prompt payment in full of all amounts due and owing under the Notes. Upon an event of default under the Notes, the holders may elect to exercise their rights and remedies with respect to the collateral securing the Notes.

Warrant As

The Warrant As entitle the holders thereof to purchase up to an aggregate of 3,636,368 shares of the Corporation’s common stock at a price of $1.815 per share for a period beginning January 19, 2007 and ending on July 19, 2013.

If either a change of control of the Corporation occurs or the Corporation issues any common stock or common stock equivalents at a price per share less than the conversion price of the Notes, the holders may elect to require the Corporation to purchase the Warrant As for a purchase price equal to the Black-Scholes value of the remaining unexercised portion of each Warrant A.

If following January 19, 2007, the volume weighted average price per share of the Corporation’s common stock for any 20 consecutive trading days exceeds 200% of the exercise price, then, if certain conditions are satisfied, including the Equity Conditions, the Corporation may require the holders of the Warrant As to exercise up to 50% of the unexercised portions of such warrants. If following July 19, 2008, the volume weighted average price per share of the Corporation’s common stock for any 20 consecutive trading days exceeds 300% of the exercise price, then, if certain equity conditions are satisfied, the Corporation may require the holders of the Warrant As to exercise all or any part of the unexercised portions of such warrants.

Warrant Bs

The Warrant Bs entitled the holders thereof to purchase up to an aggregate of 3,636,368 shares of the Corporation’s common stock at an exercise price of $1.68 per share for a period of 90 trading days beginning the later of six months from the date of the issuance of such warrants and the date the SEC declared the Registration Statement effective. As a result of an amendment, the expiration date of the Warrant Bs was extended to August 31, 2007. As noted above, on July 17, 2007, the exercise price was reduced to $1.31 per share and the Warrant Bs were exercised in full.

Warrant Cs

Pursuant to the original terms of the Warrant Bs, upon exercise of the Warrant Bs, the warrant holders were entitled to receive additional warrants (Warrant Cs) to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased upon exercise of the Warrant Bs. As a result of the full exercise of the Warrant Bs on July 17, 2007, the holders received Warrant Cs to purchase 1,818,187 shares of common stock at an exercise price of $1.815 per share for a period beginning January 17, 2008 and ending on July 17, 2014.

Increased Dilution

The number of shares of the Corporation’s outstanding common stock would be significantly increased upon the conversion of the remaining outstanding principal of the Notes, or if shares of common stock were issued as payment of interest and principal on the Notes at a 10% discount to market in accordance with the terms of the Notes. In the event of such conversions or interest and principal payments, there will be substantial dilution to the Corporation’s current stockholders.

For example, assuming the Notes were fully converted on September 4, 2007, the Corporation would have been required to issue 4,581,002 shares of common stock, which would have constituted 9.59% of the Corporation’s outstanding common stock as of September 4, 2007. In addition, the issuance of these shares, together with shares already issued under the Notes and Warrant Bs, would constitute 31.58% of the Corporation’s stock that was outstanding at the time of the private placement.

Further, assuming the Corporation elects to continue paying accrued interest and principal on the Notes in shares of common stock at a 10% discount to market (assuming a volume weighted average price of $1.10 per share throughout the term of the Notes, resulting in a discounted price per share of $0.99, and an interest rate of 8.827%), the Corporation would issue approximately 9,609,072 shares of common stock to repay the Notes and accrued interest in full, which would have constituted 19.7% of the Corporation’s outstanding common stock as of September 4, 2007. In addition, the issuance of these shares, together with shares already issued under the Notes and Warrant Bs, would constitute 44.18% of the Corporation’s stock that was outstanding at the time of the private placement.

Increased Number of Shares Available for Public Sale

Similarly, upon conversion of the Notes, or payment of interest and principal on the Notes, there will be a greater number of shares of the Corporation’s common stock eligible for sale in the public markets. Any such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of the Corporation’s common stock.

Vote Required and Board of Directors’ Recommendation

The proposal to approve the issuance of additional shares of the Corporation’s common stock upon conversion of the Notes, or as payment of interest and principal on the Notes, requires the affirmative vote of a majority of the shares of the Corporation’s common stock present in person or represented by proxy and voting at the Special Meeting. The Board of Directors recommends a vote “FOR” this proposal.

OTHER MATTERS

The Board does not know of any other matters that may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

In order to be included in Proxy material for the 2008 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received by the Corporation at its offices, 27 Drydock Avenue, Boston, Massachusetts  02210 on or before December 31, 2007. The Corporation suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Corporation.

If a stockholder of the Corporation wishes to present a proposal before the 2008 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the Corporation’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Corporation at the address noted above. The Secretary must receive such notice by March 14, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,
Daniel E. Gladkowski
Secretary

Boston, Massachusetts
September 19, 2007

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES

PROXY CARD

SatCon Technology Corporation
C/O AMERICAN STOCK TRANSFER & TRUST CORPORATION
59 MAIDEN LANE
NEW YORK, NY 10038

Dear Stockholder:

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.

SatCon Technology Corporation
27 Drydock Avenue, Boston, Massachusetts, 02210

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

The undersigned, revoking all prior proxies, hereby appoint(s) David B. Eisenhaure and Daniel Gladkowski, and each of them singly, with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SatCon Technology Corporation (“SatCon”) held of record by the undersigned on September 14, 2007 at the Special Meeting of Stockholders to be held on October 19, 2007 at 10:00 a.m. at the offices of SatCon Technology Corporation, 27 Drydock Avenue, Boston, Massachusetts, 02210. The undersigned hereby directs the said David B. Eisenhaure and Daniel Gladkowski to vote in accordance with their best judgment on any matters which may properly come before the Special Meeting, all as indicated in the Notice of the Special Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

SatCon Technology Corporation

October 19, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

/   Please detach along perforated line and mail in the envelope provided.   /

-----------------------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.
PLEASE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

	FOR	AGAINST	ABSTAIN
1.

To approve the issuance of additional shares of the Corporation’s common stock sufficient to allow for the full conversion of Corporation’s outstanding senior secured convertible notes, as well as the full payment of interest and principal on such notes, all in accordance with the terms of such notes.

	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE SPECIAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

MARK “X” HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING. ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.